Exhibit 10.3
AMENDMENT #3 TO THE AUTHORIZED DISTRIBUTOR MARKET PRICE AGREEMENT DATED AS OF JULY 1st, 1993 BY AND BETWEEN:
FUTURE ELECTRONICS INC. (“ Future ”)
-and-
SIPEX, CORPORATION (“ Sipex ”)
WHEREAS Sipex and Future have entered into an Authorized Distributor Market Price Agreement dated as of the 1st day of July 1993 (the “Agreement”);
WHEREAS the Agreement was amended by an amendment dated as of the 1st day of October 2002 (the “First Amendment”), whereby Future was designated as Sipex’s exclusive distributor for North America and Europe for the term set forth therein;
WHEREAS the Agreement was subsequently amended through Addendum “A”, executed by Future on February 7, 2003, and by Sipex on February 12, 2003 (the “Second Amendment ”);
WHEREAS Future and Sipex (collectively, the “ Parties ” and individually, each a “Party”) wish to further amend the Agreement, through this Amendment #3 (this “Amendment’’) as set forth hereafter;
WHEREAS Sipex believes that division of customer accounts between Sipex and Future as set forth herein will maximize the total output of the Products (as defined in the Agreement) and enhance interbrand competition by Sipex;
NOW THEREFORE, IN CONSIDERATION OF THE RESPECTIVE COVENANTS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:
1.	Recitals. The Recitals to this Amendment form an integral part hereof.

2.	Designation of Corporate Accounts. The Parties agree to designate certain North American and European customers, or customer accounts, as “Corporate Accounts” to be serviced directly by Sipex, and not by Future as Sipex’s distributor. Such Corporate Accounts are listed on Schedule “A” hereto.

3.	Distribution Accounts. All North American and European accounts not designated as Corporate Accounts, shall constitute “Distribution Accounts”. Distribution Accounts shall be serviced by Future, and not by Sipex. Sipex hereby undertakes and covenants to advise and cause its in-house and independent sales representatives, as well as all entities acting in such or similar capacity (collectively, “Sipex Sales Representatives ”), to abide by the allocation of customers and accounts as provided herein.

4.	Communication of designation as Corporate Accounts or Distribution Account to Customers. Current customers shall be promptly informed of their designation as either a Corporate Account or Distribution Account, and of any resulting changes in the mode of service of the account in respect of any Product Corporate Accounts currently serviced by Future, and Distribution Accounts currently serviced by Sipex or a Sipex Sales Representative, shall be transitioned from one Party to the other without undue delay.

5.	Referral of Requests for Quotation and Orders .Whenever Sipex, either directly or through a Sipex Sales Representative, shall receive a request for quotation (“RFQ”) or an order for any Product from a Distribution Account, Sipex shall [promptly] refer such RFQ or order to Future, and Sipex shall notify the originating customer accordingly. Conversely, whenever Future shall receive a RFQ or an order for any Product from a Corporate Account, Future shall [promptly] refer such RFQ or order to Sipex, and Future shall notify the originating customer accordingly.

6.	Account Transfer by Sipex. Sipex may, from time to time, because of logistical or other reasons, request Future to sell Product to a Corporate Account in respect of a specific transaction or specific transactions. In that Event, Future will sell at prices to be determined by Future except that Sipex may determine the maximum prices that Future may charge. In the alternative, the Parties may also elect that Future will act as Sipex’s agent with respect to such Corporate Account. In any such event, Sipex shall promptly notify any such Corporate Account of such transfer or agency arrangement.

7.	Account Transfer by Future. Future may, from time to time, because of “market economics” or other reasons, request Sipex to sell Product to a Distribution Account in respect of a specific transaction or specific transactions. In such a case, the Parties may also elect that Future will act as Sipex’s agent to facilitate a direct sale by Sipex with such Distribution Account. In any such event, future shall promptly notify any such Distribution Account of such transfer or agency arrangement.

8.	Confidentiality. Future and Sipex have determined and agree that public disclosure of the list of Corporate Accounts as set forth in Schedule “A” would likely cause substantial harm to the Parties' respective competitive positions. Future and Sipex agree to designate such Schedule “A” as “Confidential Information”, and to take (and Sipex shall ensure that the Sipex Sales Representatives shall take) all appropriate steps to prevent the public disclosure of such Confidential Information. Nothing herein is to be construed as affecting or diminishing the obligations of either Party to inform individual Corporate Accounts and Distribution Accounts of their respective designation and mode of service.

9.	SEC and other Regulatory Filings. Future and Sipex acknowledge that this Amendment, or excepts or summaries hereof, my need to be filed with the

Securities and Exchange Commission of the United States (“SEC”) or other governmental bodies or agencies, as the case may be, in order to meet disclosure requirements under applicable legislation, regulation or other law. With respect to any such filing, the following shall apply:
(a)	Future and Sipex agree that all Confidential Information shall be redacted out, and that an exemption from disclosure shall be diligently sought (by the Party making such filing, in consultation with the other Party) from the SEC, or such other governmental bodies or agencies, as the case may be, in respect of such Confidential Information. Specifically as it relates to any such, filing with the SEC.
(i)	Sipex shall use its best reasonable efforts to secure a determination by the SEC that the Confidential Information shall receive “confidential treatment” status pursuant to Rule 406 under the Securities Act of 1933 (“Rule 406”) or Rule 24b-2 under the Securities Exchange Act of 1934 (“Rule 24b-2”), or any other applicable rule or regulation regarding the confidential treatment of information, as applicable.

(ii)	Sipex shall (a) consult with Future regarding the preparation, procedures and application for confidential treatment, and (b) follow the guidelines set forth in the Division of Corporation Finance Staff Legal Bulletin No. 1 (labeled “Confidential Treatment Requests”).

(iii)	Sipex shall use best reasonable efforts to timely secure a renewal of the determination of confidential treatment by the SEC with respect to the Confidential Information so long as this Amendment is in effect (including with respect to each renewal of the term hereof).

(iv)	If the SEC, or any applicable division thereof acting pursuant to delegated authority, denies the application for confidential treatment or revokes previously granted confidential status of the Confidential Information for any reason (including, without limitation, pursuant to a request under the Freedom of Information Act (5 U.S.C. §552)(“FOIA”)), then Sipex shall:
a.	promptly notify Future (in the manner and time provided in Section 9(b) below) of such denial or revocation (as applicable), and consult with Future regarding the petition for review or appeal of such determination, as applicable;

b.	timely petition the SEC for review of such determination, including pursuant to Rule 431 of the SEC’s Rules of Practice;

c.	timely and diligently pursue any other possible measures, including judicial review, to seek to overturn such SEC determination; and

d.	allow Future to participate (in its discretion and at its own expense) in any procedures, petitions, appeals or otherwise related to such determination.
(b)	Future and Sipex agree that if either Party receives any notice or information from any governmental body or agency (whether in writing or by telephone) regarding any application, petition, appeal or otherwise related to such Party’s efforts to seek or protect confidential treatment of the Confidential Information, then such Party shall promptly notify the other Party hereunder of such notice or information: (i) by telephone on the same day received (the Parties agree that a voice message left at the number(s) listed in Section 16 below shall constitute sufficient telephone notice), and (ii) with respect to any such written notice or information received, within in 1 business day (but no more than 2 calendar days) of such receipt, by facsimile to the other Party (with electronic confirmation of receipt) at the respective facsimile number(s) provided in Section 16 below.

(c)	In the event that (i) confidential treatment of the Confidential Information pursuant to any petition or application pursuant to this Section 9 is not granted, is only granted in part, is revoked, or is revoked in part, by a final non-appealable decision by any applicable government authority, or (ii) the Confidential Information is publicly disclosed for any reason, then this Amendment shall become null and void and of no effect.

(d)	The Parties shall cooperate in good faith with respect to any request, application, petition, appeal, procedure or otherwise related to their respective efforts to seek or protect the confidential treatment of Confidential Information pursuant to this Section 9, and each Party shall permit the other Party as applicable (and at the other Party’s expense) to participate in any such application, petition, appeal, procedure or otherwise.
10.	Access to Information. Sipex and Future further mutually agree to diligently defend and contest any third party application or request for release of Confidential Information, pursuant to “access to information” or similar statutes and rules (including FOIA), and to allow the other Party to participate, at its own cost and expense, in the defense or prosecution of any opposition to or contestation of any such application or request.

11.	Precedence.This Amendment has precedence over and supersedes any inconsistent provisions of the Agreement, of the First Amendment or Second

Amendment, and any course of dealing between Sipex and Future, as the ease may be.

12.	Term. This Amendment shall come into effect as of Sep 15th 2003 and shall remain in effect until (a) the end of the exclusivity granted to Future pursuant to the First Amendment, as the same may be extended from time to time, or (b) such earlier time as this Amendment may be terminated or otherwise become null and void pursuant to Section 9 above,

13.	Complete Agreement. This Amendment, the Agreement, the First Amendment and Second Amendment constitute the complete agreement of the Parties in respect of the subject matter hereof. It can only be amended by way of a written instrument duly executed by authorized signing officers of both Parties. No course of dealing shall take precedence over, or be deemed to amend or modify the express terms of this Amendment. The tolerance or silence of a Party, in respect of any breach or departure from the express terms hereof by the other Party shall not constitute a consent to such breach or departure or a waiver of such breach or of any subsequent breach of the same or other term or condition of this Amendment.

14.	Governing Law. This Amendment shall be governed by and construed in accordance with the substantive laws of the Province of Quebec, and all disputes arising hereunder shall be resolved in the manner and before the forums defined in the Agreement.

15.	Headings. Captions and headings are incorporated for ease of reference only and shall have no incidence upon the construction of this Amendment, or the nature and/or scope of the rights and obligations of the Parties.

16.	Notices. All notices and other communications required or permitted hereunder shall be in writing (except for telephone notification specifically required pursuant to Section 9(b) above) and shall be sent by facsimile, courier service or certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other address or addresses of which the respective Party shall have notified the other Party.

(a)	If to Sipex, to it at:

	•
	Copy to:
	•

(b)	If to Future, to it at:

	Future Electronics, Inc.
	C/O Mr. Pierre Guilbault, Executive Vice President and CFO
	237 Hymus Boulevard
	Montreal (Pointe Claire), Quebec
	Canada, H9R 5C7
	Telephone:

	Telecopier:	514.695.6564

	Copy to:

	Future Electronics, Inc.
	C/O Guy Lavergne, Associate General Counsel

	237 Hymus Boulevard
	Montreal (Pointe Claire), Quebec
	Canada, H9R 5C7
	Telephone:

	Telecopier:	514.694.7515
Any notice required or permitted to be given concerning this Amendment shall be deemed to have been received by the Party to whom it is addressed: (i) if delivered by hand, upon receipt at the premises referred to above; or (ii) if sent by courier service or certified mail, on the date it was received as recorded on the return receipt; or (iii) if sent by facsimile, at the time of receipt shown on the transmission confirmation report.
WHEREFORE THE PARTIES HAVE EXECUTED THIS AMENDMENT, AS OF THE DATE SET FORTH IN SECTION 12 ABOVE.

FUTURE ELECTRONICS INC.	SIPEX CORPORATION

/s/ Sam Abrams	/s/ Walid Maghribi 9/15/03

per: Sam Abrams	per: Walid Maghribi

Schedule A*
Accounts designated as Corporate Accounts

Customer	Location	Contact Person	Phone #

*  No information under Schedule A was provided or delivered by the parties in connection with Amendment #3.